Exhibit 10.17

CENVEO, INC.
2007 LONG-TERM EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT FOR EMPLOYEES

This Non-Qualified Stock Option Agreement (“Option Agreement”), dated as of this _____________________ (the “Grant Date”), is between Cenveo, Inc., a Colorado corporation (the “Company”), and ___________________ (“Optionee”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Cenveo, Inc. 2007 Long-Term Equity Incentive Plan, as amended (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore adopted the Plan for the purpose of providing employees and directors of the Company and its Affiliates with additional incentive to promote the success of the business, to increase their proprietary interest in the success of the Company, and to encourage them to remain in the employ or remain as a director of the Company and its Affiliates; and

WHEREAS, the Company, acting through the Compensation Committee of its Board of Directors (the “Committee”), has determined that its interests will be advanced by the issuance to Optionee of a Non-Qualified Stock Option under the Plan;

NOW THEREFORE, for and in consideration of these premises it is agreed as follows:

1.          Option.  Subject to the terms and conditions contained herein and in the Plan, the Company hereby irrevocably grants to Optionee the right and option (“Option”) to purchase from the Company ___________ shares of the Company’s common stock, $0.01 par value (“Common Stock”), at a price of $________ per share (the “Option Price”).

2.          Option Period.  Subject to Section 10 below, the Option herein granted may be exercised by Optionee in whole or in part at any time during the period (“Option Period”) beginning on the Grant Date and ending on the sixth anniversary of the Grant Date, based upon Optionee’s number of full years of service with the Company or its Affiliates from the Grant Date to the date of such exercise, in accordance with the following schedule:

Number of Years of Service	Cumulative Percentage of Shares Purchasable
1	25%
2	50%
3	75%
4	100%

Notwithstanding anything in this Agreement to the contrary, the Committee, in its sole discretion, may waive the foregoing schedule of vesting and upon written notice to Optionee, accelerate the earliest date or dates on which the Option is exercisable.

3.          Procedure for Exercise.  The Option herein granted may be exercised by written notice by Optionee to the Secretary of the Company setting forth the number of shares of Common Stock with respect to which the Option is to be exercised accompanied by payment for the shares to be purchased, and specifying the address to which the certificate for such shares or other evidence of ownership is to be mailed.  Payment shall be by means of one (or a combination) of the following forms:  (i) cash, wire transfer, cashier’s check, bank draft, postal or express money order payable to the order of the Company, (ii) at the option of Optionee, in Common Stock theretofore owned by such Optionee (or a combination of cash and Common Stock), (iii) by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Common Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes, or (iv) by any other exercise method approved by the Committee.

4.          Termination of Employment.  If Optionee’s employment with the Company or its Affiliates is terminated during the Option Period for any reason, any portion of the Option that is not exercisable (and has not become exercisable under Section 10 hereof) on such date shall thereupon terminate.  Except as provided in Section 5 below, any portion of the Option that is exercisable on the date of Optionee’s termination of employment which has not been exercised within ninety (90) days following such termination shall expire and be of no force or effect.

5.          Retirement, Disability or Death.  If Optionee’s employment with the Company or its Affiliates is terminated by reason of his or her retirement, disability or death, any portion of the Option that is exercisable at the date of such retirement, disability or death shall be thereafter exercisable by Optionee, his or her executor or administrator, or the person or persons to whom his or her rights under this Option Agreement shall pass by will or by the laws of descent and distribution, as the case may be, for a period of three (3) years from the date of Optionee’s retirement, disability or death unless this Option Agreement should earlier terminate in accordance with its other terms.  In no event may any Option be exercised after the end of the Option Period.  Optionee shall be deemed to be disabled if, in the opinion of a physician selected by the Committee, he is incapable of performing services for the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.  Retirement means Optionee has reached age 65 and completed five (5) years of service with the Company.

6.          Transferability.  This Option shall not be transferable by Optionee otherwise than by Optionee’s will or by the laws of descent and distribution.  During the lifetime of Optionee, the Option shall be exercisable only by Optionee.  Any heir or legatee of Optionee shall take rights herein granted subject to the terms and conditions hereof.  No such transfer of this Option Agreement to heirs or legatees of Optionee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

7.          No Rights as Stockholder.  Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by this Option Agreement until the date of issuance of shares of Common Stock purchased pursuant to this Option Agreement.  Until such time, Optionee shall not be entitled to dividends or to vote at meetings of the stockholders of the Company with respect to shares of Common Stock subject to the Option.  Except as provided in Section 8 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or securities or other property) paid or distributions or other rights granted in respect of any share of Common Stock for which the record date for such payment, distribution or grant is prior to the date upon which Optionee shall have been issued shares of Common Stock, as provided hereinabove.

8.          Adjustments Upon Certain Events.  Upon the occurrence of any unusual or nonrecurring event (including, without limitation, any of the events described in Section 4.2 of the Plan) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, the Board may, in its sole discretion, make such adjustments to the Option as it deems appropriate in order to prevent dilution or enlargement of benefits, including: (i) adjusting any or all of the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to the Option and/or the exercise price with respect to the Option; (ii) providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) making provision for a cash payment to Optionee; provided, however, that no adjustment shall be made to the Option unless such adjustment complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In addition, prior to a merger or other corporate transaction the Committee may require that the Option be exercised within a period of at least ten business days prior to such transaction, and that any portion of the Option not exercised within such period shall be forfeited.

9.          Changes in Capital Structure.  The existence of outstanding Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Common Stock or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

10.          Accelerated Vesting.  In the event that there is a Change in Control while Optionee is still employed by the Company or an Affiliate, the Option shall become immediately exercisable, and Optionee shall be given reasonable notice of such Change in Control and shall have a period of at least ten (10) days after such notice to exercise the Option.  In addition, in the event that Optionee’s employment with the Company is terminated by the Company without “Cause” or by Optionee for “Good Reason” (as such terms are defined in the employment agreement between the Company and Optionee), any portion of the Option that has not yet vested shall become immediately exercisable.

11.          Compliance With Securities Laws.  Upon the acquisition of any shares pursuant to the exercise of the Option herein granted, Optionee (or any person acting under Section 6) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Option Agreement.

12.          Compliance With Laws.  Notwithstanding any of the other provisions hereof, Optionee agrees that he or she will not exercise the Option granted hereby, and that the Company will not be obligated to issue any shares pursuant to this Option Agreement, if the exercise of the Option or the issuance of such shares of Common Stock would constitute a violation by Optionee or by the Company of any provision of any law or regulation of any governmental authority, and that the Company has no obligation to register the shares of Common Stock under the Securities Act of 1933, as amended.

13.          Withholding of Tax.  To the extent that the grant, vesting or exercise of the Option or other payment with respect thereto, or the disposition of shares of Common Stock acquired by exercise of the Option, is subject to applicable withholding or other taxes, the Company or any Affiliate shall have the right and is hereby authorized to withhold from the delivery of the shares of Common Stock or other payment, or from any compensation or other amount owing to Optionee, the amount (in cash, shares of Common Stock, other securities, other awards or other property) of any such withholding or other taxes in respect of the Option, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, including requiring Optionee to pay to the Company such amount of money as the Company may require to meet its obligation under applicable tax laws.

14.          Resolution of Disputes.  As a condition of the granting of the Option hereby, Optionee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of the terms of this Option Agreement and the Plan shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, and his or her heirs and personal representatives.

15.          Legends on Certificate.  The certificates, if any, representing the shares of Common Stock purchased by exercise of an Option will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer, and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

16.          Notices.  All notices or other communications hereunder shall be in writing and shall be given by registered or certified mail, via overnight courier providing a receipt, or via telecopy (with a confirming copy being delivered within 24 hours thereafter).  Notices to the Company shall be directed to Cenveo, Inc., at its principal executive offices, currently One Canterbury Green, 201 Broad Street, Stamford, CT 06901, Attention:  Secretary.  Notices given to Optionee shall be sent to the latest address of Optionee on file with the Company.

17.          Construction and Interpretation.  Whenever the term “Optionee” is used herein under circumstances applicable to any other person or persons to whom this award, in accordance with the provisions of Section 6 hereof, may be transferred, the word “Optionee” shall be deemed to include such person or persons.  References to the masculine gender herein also include the feminine gender for all purposes.

18.          Agreement Subject to Plan.  This Option Agreement is subject to the Plan.  The terms and provisions of the Plan are hereby incorporated herein by reference thereto.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.  All definitions of words and terms contained in the Plan shall be applicable to this Option Agreement.  The Company shall be under no obligation whatsoever to advise Optionee of the existence, maturity or termination of any of Optionee’s rights hereunder and Optionee shall be deemed to have familiarized him or herself with all matters contained herein and in the Plan which may affect any of Optionee’s rights or privileges hereunder.

19.          Employment Relationship.  Any questions as to whether and when there has been a termination of employment with the Company or an Affiliate and the cause of such termination shall be determined by the Committee, and its determination shall be final and binding.  Nothing contained herein shall be construed as conferring upon Optionee the right to continue in the employ of the Company or its Affiliates, nor shall anything contained herein be construed or interpreted to limit the “employment at will” relationship between Optionee and the Company or its Affiliates.

20.          Binding Effect.  This Option Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.

IN WITNESS WHEREOF, this Non-Qualified Stock Option Agreement has been executed as of the date first written above.

COMPANY	CENVEO, INC.

By:
Robert G. Burton, Sr.
Chairman and Chief Executive Officer

OPTIONEE

Name: